EXHIBIT 10.25

CONFIDENTIAL TREATMENT

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO THE REGISTRANT’S APPLICATION OBJECTING TO DISCLOSURE AND REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2; THE OMITTED PORTIONS HAVE BEEN MARKED WITH BRACKETS.

RADNOR HOLDINGS CORPORATION

Series A Preferred Stock

With an Aggregate Liquidation Preference of $25,000,000

Warrants to Purchase a Common Equity Interest

PURCHASE AGREEMENT

October 27, 2005

SPECIAL VALUE EXPANSION FUND, LLC

SPECIAL VALUE OPPORTUNITIES FUND, LLC

2951 28th Street, Suite 1000

Santa Monica, CA 90405

Ladies and Gentlemen:

Radnor Holdings Corporation, a Delaware corporation (the “Company”) hereby confirms its agreement with Special Value Expansion Fund, LLC, a Delaware limited liability company and Special Value Opportunities Fund, LLC, a Delaware limited liability company (each, a “Purchaser” and collectively, the “Purchasers”), as set forth below.

1. The Securities.

(a) Securities. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Purchasers (i) shares of its Series A Preferred Stock with an aggregate liquidation preference of $25,000,000 issued pursuant to the Series A Certificate of Designation (the “Series A Preferred Stock”) and (ii) 7-year detachable warrants substantially in the form attached hereto as Exhibits A-1 and A-2 hereto (the “Warrants”, and together with the Series A Preferred Stock, the “Securities”) to purchase (A) shares of the Company’s Voting Common Stock, initially equal to 8.125% of the outstanding shares thereof calculated as of the Closing Date (as defined herein) on a fully diluted basis and subject to adjustment pursuant to the terms of the Warrants, and (B) shares of the Company’s Nonvoting Common Stock, par value

$0.10 per share, initially equal to 8.125% of the sum, calculated as of the Closing Date on a fully diluted basis, of the Company’s outstanding Nonvoting Common Stock and Class B Nonvoting Common Stock, par value $0.01 per share and subject to adjustment pursuant to the terms of the Warrants (as such number of shares of Common Stock may be adjusted from time to time in accordance with the terms of the Warrants, the “Warrant Shares”).

(b) Investor Rights. The Purchasers and their direct and indirect transferees of the Securities will be entitled to the benefits of an Investor Rights Agreement to be dated as of the Closing Date (as defined herein) in substantially the form attached hereto as Exhibit B (the “Investor Rights Agreement”), pursuant to which the Company will grant the holders of the Securities certain demand and piggy-back registration rights.

(c) Legends. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Securities (and all securities issued in exchange therefor or in substitution thereof or upon exercise or conversion thereof) shall bear a legend substantially similar to the following:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

(d) Transfer Taxes. The Company shall pay transfer taxes, if any, payable in connection with the initial delivery to the Purchasers of the Securities.

(e) Use of Proceeds. The net proceeds from the sale of the Securities will be used to (i) repay a portion of the outstanding revolving credit facility borrowings drawn under the Fourth Amended and Restated Credit Agreement dated as of December 26, 2001 with PNC Bank, National Association, as Lead Arranger and Administrative Agent and Fleet Capital Corporation as Documentation Agent, and the lenders party thereto (as amended through the Closing Date, the “Amended Credit Agreement”), and (ii) pay fees and expenses incurred in connection with the issuance of the Securities pursuant to this Agreement.

(f) Operative Documents. This Agreement, the Preferred Stock, the Warrants, the Series A Certificate of Designation and the Investor Rights Agreement are hereinafter sometimes referred to collectively as the “Operative Documents”.

2. Representations and Warranties of the Company. In order to induce the Purchasers to enter into this Agreement and to induce the Purchasers to purchase the Securities, the Company represents and warrants to the Purchasers that:

(a) Amended Credit Agreement. All of the representations and warranties in the Amended Credit Agreement of the Company and the Subsidiaries of the Company party thereto are true and correct in all material respects as if made on and as of the date hereof.

(b) SEC Reports. Except as set forth on Schedule 2(b) hereto, at the time of its effective filing, the Company’s annual report on form 10-K for the fiscal year ended December 31, 2004 filed with the Commission (the “2004 10-K”) and all subsequent reports that have been filed by the Company with the Commission (collectively with the 2004 10-K, the “SEC Reports”) or sent to stockholders pursuant to the Exchange Act did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

(c) No Material Adverse Change. Except as disclosed in the interim financial statements of the Company for 2005 previously delivered to the Purchasers, since December 31, 2004, no event or change has occurred that has resulted in or evidences or would reasonably be expected to have, either in any case or in the aggregate a material adverse effect on the business, assets, Properties, consolidated financial condition or results of operations or business prospects of the Company and its Subsidiaries, taken as a whole, on the ability of the Company to perform its obligations under the Operative Documents, or on the validity or enforceability of this Agreement, the Securities or any other Operative Document (a “Material Adverse Effect”); and, since such date, except as set forth on Schedule 2(c) hereto, there has not been any change in the capital stock or other equity interests, membership interests, partnership interests or long-term debt of the Company or any of its Consolidated Subsidiaries (other than changes occurring in the ordinary course of business in the outstanding amount of loans under credit agreements of the Company or its Consolidated Subsidiaries) or any other change that has or would reasonably be expected to have a Material Adverse Effect.

(d) Title to Properties; Liens. Each of the Company and its Primary Domestic Subsidiaries has, as of the date hereof, good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it, in each case free and clear of all Liens, encumbrances and defects, except as set forth on Schedule 2(d) hereto, and any real property, personal property and buildings held under lease by the Company and its Consolidated Subsidiaries are, as of the date hereof, held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of such real property, personal property and buildings by the Company and its Consolidated Subsidiaries. All rent and other sums and charges payable by the Company and its Consolidated Subsidiaries as tenants thereunder are current in all material respects and no termination event or condition or uncured default on the part of the Company or any of its Consolidated Subsidiaries exists under any such lease, except for any such events, conditions or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Consolidated Subsidiaries has complied with all material obligations, considering applicable grace periods, under all material leases to which such person is a party and under which such person is in occupancy or has possession; with respect to all such leases, to the best knowledge of the Company, no person has instituted or threatened to institute proceedings, or has taken or threatened to take any other action, to challenge or terminate, and no event or circumstance has occurred that reasonably could be expected to materially interfere with, the lessee’s right to occupy the premises or possess the property leased thereunder or to continue to use such premises or property in the manner in which it is currently being used, except in all instances as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of such leases contains any provision restricting the incurrence of indebtedness by the lessee.

(e) Organization, Powers, Qualification, Good Standing, Business and Subsidiaries. Each of the Company and its Subsidiaries has been duly incorporated or organized and will be validly existing as a corporation, limited liability company or limited partnership in good standing or similar status under the laws of the jurisdiction of its incorporation or formation as specified in Schedule 2(e) hereto, with power and authority to own its Properties and to conduct its business as now conducted and to enter into and perform its obligations under the Operative Documents to which it is a party and has been duly qualified as a foreign corporation, limited liability company or limited partnership for the transaction of business and is in good standing or similar status under the laws of each other jurisdiction in which it owns or leases property, or conducts any business, so as to require such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Other than the Subsidiaries listed on Schedule 2(e) hereto, the Company has no direct or indirect Subsidiaries. None of the Subsidiaries of the Company other than Radnor Chemical Corporation, WinCup Holdings, Inc., Radnor Investments, L.L.C., Radnor Investments III, Inc., Radnor Management, Inc., Radnor Management Delaware, Inc., StyroChem Canada, Ltd., StyroChem Finland Oy and StyroChem U.S., Ltd. is a “significant subsidiary,” as such term is defined in Rule 405 of the rules and regulations under the Act (the “Rules and Regulations”). The Company and each of its Subsidiaries as of the Closing Date, their correct names and their jurisdictions of organization, together with each such Person’s directors and senior officers, are identified in Schedule 2(e) hereto. Schedule 2(e) also sets forth each Affiliate of the Company as of the Closing Date.

(f) Capitalization. The authorized capital stock of the Company consists of 11,650 shares of Voting Common Stock, par value $0.10 per share, 5,650 shares of Nonvoting Common Stock, par value $0.10 per share, 5,400 shares of Class B Nonvoting Common Stock, par value $0.01 per share, and 2,000 shares of Preferred Stock, par value $0.10 per share. As of the date hereof, there are outstanding 600 shares of Voting Common Stock, 245 shares of Nonvoting Common Stock, 5,400 shares of Class B Nonvoting Common Stock and zero shares of Preferred Stock. As of the date hereof, with the exception of 676 outstanding options to purchase the Company’s Nonvoting Common Stock, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for any of the Company’s capital stock. As of the date hereof (i) all of the outstanding shares of capital stock of the Company are duly and validly authorized and issued, fully paid and non-assessable, and are owned of record free and clear of all preemptive rights, subscription rights, other rights to purchase, voting (to the extent such shares have voting rights) or, except as set forth on Schedule 2(f) hereto, transfer restrictions and other similar claims, (ii) except as set forth on Schedule 2(f) hereto, all of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation, all of the outstanding membership interests of each Subsidiary of the Company that is a limited liability company and all of the outstanding partnership interests of each Subsidiary of the Company that is a partnership are duly and validly authorized and issued, fully paid and non-assessable (with respect to shares of capital stock only) and are owned directly by the Company or a wholly-owned Subsidiary, free and clear of all Liens, encumbrances, preemptive rights, subscription rights, other rights to purchase, voting or transfer restrictions and other claims, and none of such Capital Stock constitutes Margin Stock; and (iii) there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interests, membership interests or partnership interests of any Subsidiary.

(g) Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Purchasers, is the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(h) Commitment Letter. The Commitment Letter has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Tennenbaum Capital Partners, LLC, is the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(i) [Intentionally Omitted]

(j) [Intentionally Omitted]

(k) Securities. The Series A Preferred Stock and the Warrants have been duly authorized by the Company and, when issued and delivered in accordance with the terms of this Agreement, (i) shall be, and the Warrant Shares and Conversion Shares when issued will be, validly issued and outstanding, fully paid and nonassessable, and free and clear of any Liens and (ii) shall be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as (A) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and (B) such enforceability is subject to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law. The issuance of the Series A Preferred Stock, the Warrants, the Warrant Shares and the Conversion Shares shall not be subject to preemptive or other similar rights.

(l) Investor Rights Agreements. The Investor Rights Agreement has been duly authorized by the Company and, assuming due authorization, execution and delivery by the other parties thereto, when executed and delivered by the Company on or prior to the Closing Date, will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally, (ii) such enforceability is subject to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law and (iii) rights to indemnity and contribution may be limited by state or federal laws relating to securities or by policies underlying such laws.

(m) [Intentionally Omitted]

(n) [Intentionally Omitted]

(o) No Conflict; Consents and Approvals. The execution, delivery and performance of the Operative Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby including, without limitation, the issuance, sale and delivery of the Securities, do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any indenture, mortgage, deed of trust, bank loan or credit agreement, lease or other agreement or instrument to which the Company or any of its Consolidated Subsidiaries is a party or by which the Company or any of its Consolidated Subsidiaries is bound or to which any of the property or assets of the Company or any of its Consolidated Subsidiaries is subject, or any federal, state, local or foreign statute or any order, rule or regulation of any federal, state, local or foreign court or governmental agency or body having jurisdiction over the Company or any of its Consolidated Subsidiaries or any of their properties; (ii) result in any violation of the provisions of the charter, including without limitation any Certificate of Incorporation or Articles of Incorporation or By-laws (or other organizational or governing documents), in each case as amended, of the Company or any of its Consolidated Subsidiaries; (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Company or any of its Consolidated Subsidiaries, or (iv) constitute a default under any ordinance, license or permit, except, in the case of the events specified in clauses (i), (iii) and (iv) above, for such conflicts, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No consent, approval, authorization, order, registration or qualification of or with any federal, state, local or foreign court or governmental agency or body is required for the execution, delivery and performance by the Company of the Operative Documents or for the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance, sale and delivery of the Securities, except such consents, approvals, authorizations, registrations or qualifications as have been obtained or as may be required under state securities or “Blue Sky” laws in connection with the offer and sale of the Securities and as may be required by the Act and the securities or “Blue Sky” laws of the various states in conjunction with a registered resale of the Series A Preferred Stock, the Warrants, the Conversion Shares or the Warrant Shares pursuant to the Investor Rights Agreement. The Company has full power and authority to enter into and perform its obligations under the Operative Documents and to issue, sell and deliver the Series A Preferred Stock and the Warrants to be sold to the Purchasers by it as provided herein and therein and to issue the Conversion Shares and the Warrant Shares upon the conversion and exercise, respectively, of the Series A Preferred Stock and the Warrants.

(p) Litigation. Except as set forth in Schedule 2(p) hereto, there are no legal or governmental proceedings (other than proceedings with respect to Environmental Laws (as defined below) or Hazardous Materials (as defined below) in respect of which Section 2(z) is applicable) pending to which the Company or any of its Consolidated Subsidiaries is a party or of which any Property of the Company or any of its Consolidated Subsidiaries is the subject which, if determined adversely to the Company or any of its Consolidated Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation by the Company of the transactions contemplated by the Operative Documents or the performance by the Company of its obligations hereunder and thereunder; to the best knowledge of the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened or contemplated by others. Neither the Company nor any of its Consolidated Subsidiaries (i) is in violation of any Applicable Laws that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or other Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(q) Material Licenses. Except as set forth in Schedule 2(q) hereto, each of the Company and its Consolidated Subsidiaries owns or possesses all governmental licenses, permits, certificates, consents, orders, approvals and other authorizations (including those required by applicable Environmental Laws (as defined below)) necessary to own, lease, construct and operate its properties and to conduct its business as presently conducted by it, except where the failure to own or possess such licenses, permits, certificates, consents, orders, approvals and other authorizations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (collectively, “Material Licenses”). All of the Material Licenses are valid and in full force and effect, each of the Company and its Consolidated Subsidiaries has fulfilled and performed its respective obligations with respect to such Material Licenses, and no event has occurred which allows, or after notice or lapse of time or both would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any such Material Licenses. Neither the Company nor any of its Consolidated Subsidiaries has received any written notice of proceedings relating to revocation, modification or termination of any such Material Licenses which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r) Financial Condition. Except as set forth on Schedule 2(b) hereto, the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports present fairly the financial condition, results of operations, and cash flows of the Company and its Subsidiaries as of the dates and for the periods therein specified and the balance sheets included in the SEC Reports present fairly, as of the date specified, the financial condition and stockholders’ equity of the Company and its Subsidiaries in conformity with United States generally accepted accounting principles consistently applied throughout the periods involved, except as otherwise stated therein; and the other financial and accounting information and data related to the Company and its Consolidated Subsidiaries set forth in the SEC Reports present fairly, in all material respects, the information purported to be shown thereby at the respective dates and for the respective periods to which they apply, and except as otherwise disclosed therein, have been prepared on a basis consistent with the financial statements and the books and records of the entities as to which such information is shown.

(s) Projections. The forecasted financial statements of the Company and its Subsidiaries delivered to the Purchasers, consisting of balance sheets, income statements and cash flow statements for the Company and its Subsidiaries giving effect to the consummation of the transactions contemplated by this Agreement and the issuance of the Securities hereunder, dated September 23, 2005 (the “Projections”), have been diligently prepared on a basis consistent with the financial statements included in the SEC Reports, and are based on good faith estimates and assumptions believed by management of the Company to be reasonable as of the date of the Projections, and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Company or any of its Subsidiaries to be misleading in any material respect or which fail to take into account material information regarding the matters reported therein. On the Closing Date, the Company believes that the Projections were reasonable, it being recognized by the Purchasers, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.

(t) Internal Controls.

(i) Since the date of the most recent evaluation by the Company of its disclosure controls and procedures, there has been no change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

(ii) From December 31, 2004 through July 1, 2005, the date as of which the most recent evaluation by the Company of its disclosure controls was made, there had not been (1) any significant deficiency in the design or operation of internal controls of the Company which could adversely affect the Company’s ability to record, process, summarize, and report financial data, (2) any material weakness in internal controls or (3) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(iii) The Company and its Subsidiaries (i) make and keep accurate books and records and (ii) maintain internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (C) access to their assets is permitted only in accordance with management’s authorization and (D) the reported accountability for their assets is compared with existing assets at reasonable intervals.

(u) Independent Auditors. KPMG LLP, who have certified certain financial statements of the Company and Radnor Investments, L.P., whose reports appear in the 2004 10- K, are independent public accountants as required by the Act and the Rules and Regulations. KPMG LLP has not engaged in any “prohibited activities” (as defined in Section 10A of the Exchange Act) on behalf of the Company. PricewaterhouseCoopers LLP, who have been engaged to serve as the Company’s independent registered public accounting firm, have not engaged in, and are not engaging in, any “prohibited activities” (as defined in Section 10A of the Exchange Act) on behalf of the Company

(v) Affiliate Transactions. Except as set forth in Schedule 2(v) hereto, no relationship, direct or indirect, exists between or among the Company or any Subsidiary on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company on the other hand that is of a type referenced in Item 404 of Regulation S-K under the Act. Except as set forth in Schedule 2(v) hereto, the Company has not, directly or indirectly, including through any Subsidiary, extended or maintained credit, or arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its directors or executive officers.

(w) Employee Matters. Neither the Company nor any of its Consolidated Subsidiaries has violated any federal, state, local or foreign law relating to discrimination in employment nor any applicable wage or hour laws, nor has the Company or any of its Consolidated Subsidiaries engaged in any unfair labor practice, which in each case would reasonably be expected to result, singly or in the aggregate, in a Material Adverse Effect. Except as disclosed in Schedule 2(w) hereto, there is (i) no unfair labor practice complaint pending against the Company or any of its Consolidated Subsidiaries, or to the best knowledge of the Company, threatened against any of them, before the National Labor Relations Board or any federal, state, local or foreign labor relations board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement pending or, to the best knowledge of the Company, threatened against any of them, and (ii) no significant strike, labor dispute, slowdown or stoppage pending against the Company or any of its Consolidated Subsidiaries, or, to the best knowledge of the Company, threatened against any of them or by the employers of any of their principal suppliers or contractors, except (with respect to any matter specified in clause (i) or (ii) above, singly or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

(x) ERISA.

(i) Each Employee Benefit Plan of the Company, each of its Consolidated Subsidiaries and each of their respective ERISA Affiliates is in compliance with, and has been operated in compliance with, all applicable provisions and requirements of all Applicable Laws, including ERISA and the Internal Revenue Code, and the regulations and published interpretations thereunder, and the Company, its Consolidated Subsidiaries and each of their respective ERISA Affiliates have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified and nothing has occurred since the date of any determination or opinion regarding qualification that would reasonably be expected to adversely affect the qualified status of each such Employee Benefit Plan.

(ii) No Employee Benefit Plan is or was a defined benefit pension plan, a Foreign Plan or a Multiemployer Plan. None of the Employee Benefit Plans is or has been subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has or has had any direct or contingent liability or obligation of any nature to the Pension Benefit Guaranty Corporation or any other person arising directly or indirectly under Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(iii) Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Consolidated Subsidiaries or any of their respective ERISA Affiliates.

(y) Intellectual Property. Each of the Company and its Consolidated Subsidiaries, as of the date hereof, owns or possesses adequate patent rights or licenses or other rights to use patent rights, inventions, trademarks, service marks, trade names, copyrights, software, know-how and processes (collectively, “Intellectual Property”) necessary to conduct the general business now operated by it and neither the Company nor any of its Consolidated Subsidiaries has received any written notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor does the Company know of any valid basis for any such claim. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All federal and state and all foreign registrations of and applications for Intellectual Property that are owned or licensed by the Company or any of its Subsidiaries on the Closing Date are described on Schedule 2(y).

(z) Environmental Protection. Except as set forth in Schedule 2(z):

(i) (A) neither the Company nor any of its Subsidiaries nor any of their respective Properties or operations currently or formerly owned, leased or operated by any of them or any of their respective predecessors or Affiliates are subject to any outstanding order, consent decree or settlement agreement with any Person, and (B) neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding or other action has been instituted or threatened raising any claim against the Company or any of its Subsidiaries or any of their respective Properties or operations currently or formerly owned, leased or operated by any of them or any of their respective predecessors or Affiliates that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in each case with respect to (A) and (B) above, alleging or relating to (x) any Environmental Law, (y) any Environmental Claim, or (z) any Hazardous Materials Activity;

(ii) neither the Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii) there are and have at all times been no conditions, occurrences, or Hazardous Materials Activities that could hinder or limit the ability of the Company and each of its Subsidiaries to comply with any Environmental Laws or form the basis of an Environmental Claim against the Company or any of its Subsidiaries that, in each case, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (whether with respect to any currently or formerly owned, leased or operated Properties or operations of the Company, any of its Subsidiaries or any of their respective predecessors or Affiliates);

(iv) commencing at least five years prior to the Closing Date, the Company has maintained a system of tracking and updating environmental compliance for its and each of its Subsidiaries’ operations that demonstrates a commitment to environmental compliance and includes procedures for (i) preparing and updating information covering pertinent regulatory areas, (ii) tracking changes in applicable Environmental Laws and appropriating necessary funds and modifying operations to comply with new requirements thereunder, (iii) training employees to comply with applicable environmental requirements and updating such training as necessary, (iv) performing periodic internal compliance inspections of each Facility and taking measures to correct any incidents of non-compliance detected by means of such inspections, and (v) informally reviewing the compliance status of off-site waste disposal facilities.

(v) The Company and its Subsidiaries are in material compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws and have at all times complied in all material respects with all

Environmental Laws, including any permits, licenses, authorizations and other approvals required under any Environmental Law.

(vi) Neither the Company nor any of its Subsidiaries nor any of their respective predecessors or Affiliates has assumed, retained or otherwise become subject to, by operation of law or otherwise, any liability or obligation of another Person arising under any Environmental Law that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(aa) No Violation. Neither the Company nor any of its Consolidated Subsidiaries is in violation of any term or provision of its Certificate of Incorporation or Articles of Incorporation or its By-Laws (or other organizational or governing documents), in each case as amended to the date hereof. The Company and each of its Consolidated Subsidiaries is in compliance with all Applicable Laws (other than Environmental Laws in respect of which Section 2(z) is applicable) other than those as to which failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Consolidated Subsidiaries is subject to or in default with respect to any final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or other Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(bb) No Default. No default exists, no waiver of default is currently in effect and no event has occurred which with notice or lapse of time, or both, would constitute a default in the due performance and observance of any term, covenant or condition of any document evidencing or related to any Indebtedness or any other indenture, mortgage, deed of trust, bank loan or credit agreement, lease or other agreement or instrument to which the Company or any of its Consolidated Subsidiaries is a party or by which the Company or any of its Consolidated Subsidiaries is bound or to which any of the property or assets of the Company or any of its Consolidated Subsidiaries is subject, which would reasonably be expected to have a Material Adverse Effect.

(cc) Zoning, Land Use, Employee and Occupational Safety Compliance. Each of the Company and its Consolidated Subsidiaries is conducting its business in compliance with all Applicable Laws relating to zoning, land use and employee or occupational safety, except where such noncompliance would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd) Taxes. Each of the Company and its Consolidated Subsidiaries has timely filed all federal, state, local and foreign income and other tax returns and notices required to be filed by applicable law, except where the failure to file such tax returns would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such tax returns were in all material respects true, correct and complete. Except as set forth on Schedule 2(dd) hereto, no audit, administrative proceedings or court proceedings are presently pending with regard to any material potential federal, state, local or foreign tax of any nature; the

Company has no knowledge of any tax deficiencies which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Consolidated Subsidiaries has paid (within the time and in the manner prescribed by law) all federal, state, local and foreign taxes of any nature which are shown on its returns to be due, in each case except for those not yet delinquent and those being contested in good faith by appropriate proceedings diligently conducted for which the Company and/or each of its Consolidated Subsidiaries has established on its books and records adequate reserves to pay all outstanding tax liabilities in accordance with United States generally accepted accounting principles. Neither the Company nor any of its Consolidated Subsidiaries has requested any extension of time within which to file any material tax return, which return has not since been filed within the time period permitted by such extension; the amounts currently set up as provisions for taxes or otherwise by the Company and its Consolidated Subsidiaries on their books and records are reasonably sufficient for the payment of all their unpaid federal, state, local and foreign taxes accrued through the dates as of which they speak, and for which the Company and its Consolidated Subsidiaries may be liable in their own right, or as a transferee of the assets of, or as successor to any other corporation, association, partnership, joint venture or other entity.

(ee) No Undisclosed Liabilities. Except as set forth on Schedule 2(ee) hereto, since December 31, 2004, the Company has not (i) issued or granted any securities, (ii) incurred any liability or obligation, direct or contingent, other than non-material liabilities and obligations which were incurred in the ordinary course of business, (iii) entered into any transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock.

(ff) Foreign Assets Control Regulations, etc.

(i) Neither the sale of the Securities by the Company hereunder nor its use of the proceeds thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) (as amended, the “PATRIOT Act”). No part of the proceeds from the sale of the Securities by the Company hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or, to the knowledge of the Company, any other person associated with or acting on behalf of the Company or any of its Subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the FCPA; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(ii) Neither the Company nor any Subsidiary (i) is or will become a “blocked person” as described in Section 1 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person or any such Person.

(iii) The Company and its Subsidiaries and its Affiliates are in compliance, in all material respects, with the PATRIOT Act.

(gg) Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15e under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) provide for the periodic evaluation of the effectiveness of such disclosure controls and procedures as of the end of the period covered by the Company’s most recent annual or quarterly report filed with the Commission; and (iii) are effective in all material respects to perform the functions for which they were established.

(hh) Insurance. Each of the Company and its Consolidated Subsidiaries maintains insurance covering their properties, operations, personnel and businesses, and such insurance insures against such losses and risks as are adequate in accordance with customary industry practice in the opinion of the Company to protect the Company and its Consolidated Subsidiaries and their businesses. Neither the Company nor any of its Consolidated Subsidiaries has received written notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; and all such insurance is outstanding and duly in force on the date hereof.

(ii) Solvency. On a consolidated basis, the Company and its Consolidated Subsidiaries, immediately after the Closing Date and after giving effect to the issuance of the Securities, the payment of fees and expenses in connection therewith and the proposed repayment of certain borrowings outstanding under the Amended Credit Agreement, will, in the opinion of the Company, be Solvent; as used herein, the term “Solvent” means, with respect to any such entity on a particular date (i) the fair value of the property of such entity is greater than the total amount of liabilities (including contingent liabilities reasonably allocated to such entity) of such entity, (ii) the present fair saleable value of the assets of such entity is greater than the probable liability of such entity on its total existing debts (including contingent liabilities reasonably allocated to such entity) as they become absolute and matured, (iii) such entity will be able to pay its debts and liabilities as they mature and (iv) such entity will not have unreasonably small capital for the business in which it is engaged, as now conducted and as proposed to be conducted following the consummation of the issuance of the Securities, the payment of fees and expenses in connection therewith and the proposed repayment of certain borrowings outstanding under the Amended Credit Agreement. No transfer of Property is being made by the Company or any of its Subsidiaries and no obligation is being incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, the Securities or the other Operative Documents with the intent to hinder, delay, or defraud either present or future creditors of the Company and its Subsidiaries.

(jj) No Integration. Neither the Company nor any of its “affiliates” (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Act of the Securities or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act, or in any action which would require the registration of the offering and sale of the Securities pursuant to this Agreement or which would violate applicable state securities or “Blue Sky” laws or the securities laws of any other jurisdiction, assuming the representations, warranties and agreements of the Purchasers set forth in Section 3 hereof are true, accurate and have been complied with.

(kk) Governmental Regulation. Neither the Company nor any of its Consolidated Subsidiaries is, or as of the Closing Date after giving effect to the offering and sale of the Securities and the application of the net proceeds therefrom will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the published rules and regulations thereunder; Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding the Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the ICC Termination Act, as amended or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or Contingent Obligations or which may otherwise render all or any portion of the Obligations unenforceable.

(ll) No Registration. Assuming the representations, warranties and agreements of the Purchasers set forth in Section 3 hereof are true and correct and have been complied with, it is not necessary, in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement, to register the Securities under the Act.

(mm) Regulation M. Neither the Company nor any of its Consolidated Subsidiaries has or will take any action, directly or indirectly, prohibited by Regulation M promulgated under the Exchange Act, in connection with the offering of the Securities.

(nn) No Brokers. Except with respect to the fees and expenses of Lehman Brothers Inc. for its services rendered in connection with the Consent Solicitation and the fees and expenses of Lehman Brothers Inc. and Colchester Capital, LLC for their services in connection with the transactions contemplated hereby, all of which fees and expenses will be paid by the Company on the Closing Date, neither the Company nor any of its Consolidated Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the issuance of the Securities.

(oo) [Intentionally omitted].

(pp) No Inaccurate Statements. No statement, representation, warranty or covenant to be made in the Operative Documents on or prior to the Closing Date by the Company or by any officer of the Company in any certificate or document required by or delivered in connection with any of the Operative Documents will be, when made, inaccurate, untrue or incorrect in any material respect.

(qq) Officers’ Certificates. Any certificate signed by an officer of the Company pursuant to or in connection with this Agreement or in connection with the payment of the purchase price and delivery of the certificates for the Securities, and delivered to the Purchasers or to counsel for the Purchasers shall be deemed a representation and warranty by the Company to the Purchasers as to the matters covered thereby.

(rr) Existing Indebtedness; Future Liens.

(i) Set forth on Schedule 2(rr) hereto is a true and complete list of all Indebtedness of the Company and each Consolidated Subsidiary outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness.

(ii) Neither the Company nor any Consolidated Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien other than a Permitted Lien.

(ss) Senior Indebtedness. All of the Company’s obligations under the Operative Documents relating to indemnification and the payment of fees and expenses constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness and Contingent Obligations of the Company and its Subsidiaries.

(tt) Off-Balance Sheet Arrangements. Except as set forth in Schedule 2(tt) hereto, there are no material “off-balance sheet arrangements” (as defined in Regulation S-K Item 303(a)(4)(ii) promulgated by the Commission) that would be reasonably expected to have a material current or future effect on the Company’s or any of its Subsidiaries’ financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

(uu) No Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Act and 21E of the Exchange Act) has been made without a reasonable basis or has been disclosed other than in good faith.

(vv) Refinancing.

(i) The redemption and refinancing of the notes outstanding under the Indenture on the terms contemplated by the Commitment Letter does not (i) require the consent of the trustee or any holder under the Unsecured Indenture, (ii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any indenture, mortgage, deed of trust, bank loan or credit agreement, lease or other agreement or instrument to which the Company or any of its Consolidated Subsidiaries is a party or by which the Company or any of its Consolidated Subsidiaries is bound or to which any of the property or assets of the Company or any of its Consolidated Subsidiaries is subject, or any federal, state, local or foreign statute or any order, rule or regulation of any federal, state, local or foreign court or governmental agency or body having jurisdiction over the Company or any of its Consolidated Subsidiaries or any of their properties, (iii) result in any violation of the provisions of the charter, including without limitation any Certificate of Incorporation or Articles of Incorporation or By-laws (or other organizational or governing documents), in each case as amended, of the Company or any of its Consolidated Subsidiaries, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Company or any of its Consolidated Subsidiaries, except pursuant to or as contemplated by the Debt Financing Documents (under and as defined in the Commitment Letter), or (v) constitute a default under any ordinance, license or permit.

(ii) The Company has delivered the Redemption Notice (as defined in the Commitment Letter) to the trustee under the Indenture in accordance with the provisions of Article Eleven of the Indenture and has delivered to the holders, the Trustee and the Collateral Agent under the Indenture all such other orders, certificates and other documents as the Company is required to deliver in order to call all of the outstanding Existing Notes for redemption pursuant to Article Eleven of the Indenture. The Redemption Notice complies with the terms of the Commitment Letter.

(ww) Perseco Agreements. The Perseco Agreements are in full force and effect and each constitutes a legal, valid and binding agreement, enforceable against WinCup Holdings, Inc. in accordance with its terms. Neither WinCup Holdings, Inc. nor, to the Company’s knowledge, Perseco is in violation or breach of, or has provided any written notice of an intent to breach, any material provision thereof.

The Company acknowledges that the Purchasers and, for purposes of the opinions to be delivered to the Purchasers pursuant to Section 7 hereof, counsel for the Company, will rely upon the accuracy and truth of the foregoing representations and hereby consents to such reliance.

3. Representations and Warranties of the Purchasers.

(a) Purchase for Investment. Each of the Purchasers severally and not jointly represents that it is purchasing the Securities for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within such Purchaser’s or their control. Each of the Purchasers understands that the Securities have not been registered under the Act and may be resold only if registered pursuant to the provisions of the Act or if an exemption from registration is available.

(b) Status of Purchasers. Each of the Purchasers severally and not jointly represents that it is an “accredited investor” within the meaning of Rule 501 of the Act, with such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Securities and that it is capable of bearing the economic risks of such investment. Each of the Purchasers severally and not jointly represents that it has had an opportunity to discuss the business, management and financial affairs of the Company and its Subsidiaries with the Company’s management and an opportunity to review the facilities of the Company and its Subsidiaries.

(c) ERISA. Each of the Purchasers severally and not jointly represents that either (i) no part of the funds used by it to purchase the Securities hereunder constitutes assets of any “employee benefit plan” (as defined in Section 3(3) of ERISA) or “plan” (as defined in Section 4975 of the Internal Revenue Code) or (ii) the purchase of the Securities by it is exempt from the restrictions on prohibited transactions of ERISA and the Internal Revenue Code pursuant to one or more statutory, regulatory or administrative exemptions.

Each of the Purchasers acknowledges that, for purposes of the opinions to be delivered to the Purchasers pursuant to Section 7 hereof, counsel for the Company will rely upon the accuracy and truth of the foregoing representations and hereby consents to such reliance.

4. Purchase, Sale and Delivery of the Securities.

(a) Purchase and Sale. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth:

(i) The Company agrees to issue and sell to the Purchasers, and each Purchaser severally and not jointly agrees to purchase the Series A Preferred Stock in the amounts set forth on Annex A hereto from the Company at [        ]% of the aggregate liquidation preference of such Series A Preferred Stock as of the Closing Date (the “Securities Purchase Price”).

(ii) In consideration for the Purchasers’ purchase of the Series A Preferred Stock, the Company hereby agrees to issue the Warrants to the Purchasers, upon the Purchasers’ purchase of the Series A Preferred Stock, in the amounts set forth on Annex A hereto.

(b) Closing. Certificates in definitive form for the Series A Preferred Stock and Warrants that the Purchasers have agreed to purchase hereunder in such denomination or denominations and registered in such name or names as the Purchasers request upon notice to the Company at least 36 hours prior to the Closing Date, shall be delivered by or on behalf of the Company, to each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer of immediately available funds, to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Securities shall be made at the offices of Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), One Chase Manhattan Plaza, New York, New York 10005 at 10:00 A.M., New York time, on October 27, 2005, or at such other place, time or date as the Purchasers, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Company will make such certificates for the Securities available for checking by the Purchasers at the offices of Milbank in New York, New York, or at such other place as the Purchasers may designate, at least 24 hours prior to the Closing Date.

(c) Expenses. Without limiting and subject to the provisions of Section 6, on the Closing Date, the Company will pay to the Purchasers the reasonable fees and disbursements of legal counsel and consultants and such other expenses, including, without limitation, search fees, diligence fees and expenses, documentation fees and filing fees, incurred by the Purchasers in connection with the transactions contemplated herein, set forth in a statement (accompanied by reasonable detail) delivered to the Company on or prior to the Closing Date, and thereafter the Company will pay, promptly upon receipt of a supplemental statement therefor (accompanied by reasonable detail), such additional reasonable fees and expenses, if any, as the Purchasers may incur in connection with such transactions.

(d) Commitment Fee. On the Closing Date, the Company shall pay to the Purchasers or its designees a fee (the “Commitment Fee”) attributable to the issuance of the New Floaters (as defined in the Commitment Letter) in an amount equal to [        ]% of the principal amount of the New Floaters.

(e) Purchase Price Allocation. The Company and the Purchasers hereby agree that [        ]% of the Securities Purchase Price will be allocated to the Warrants and [        ]% of the Securities Purchase Price will be allocated to the Series A Preferred Stock for United States federal income tax purposes.

(f) Obligation of the Purchasers. The Company hereby acknowledges and agrees that no Purchaser shall have any obligation to purchase the Securities or otherwise consummate the transactions contemplated by this Agreement if any of the conditions described in

Section 7 have not been satisfied to such Purchaser’s satisfaction or waived by such Purchaser on or prior to the Closing Date.

5. Covenants of the Company. The Company covenants and agrees with the Purchasers that:

(a) Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as set forth in Section 1(e), above.

(b) [Intentionally Omitted]

(c) No Integration. None of the Company or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that could be integrated with the sale of the Securities in a manner that would require the registration under the Act of the Securities.

(d) No General Solicitation. The Company will not, and will not permit any of its Subsidiaries to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Act, or in any action which would require the registration of the offering and sale of the Securities pursuant to this Agreement or which would violate applicable state securities or “Blue Sky” laws or the securities laws of any other jurisdiction.

(e) Rule 144A(d)(4) Information. For so long as any of the Securities remain outstanding, the Company will make available at its expense, upon request, to any holder of such Securities and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(f) Shares Available for Issuance. At any time that any Purchaser shall have any then-exercisable right to receive Warrant Shares upon exercise of the Warrants or to receive Conversion Shares upon conversion of the Series A Preferred Stock, the Company shall reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon exercise of all then outstanding Warrants and upon conversion of all then outstanding Series A Preferred Stock and shall, at its own expense, take all such actions and obtain such permits and orders as may be necessary to enable the Company lawfully to issue such Common Stock upon exercise of the Warrants and conversion of the Series A Preferred Stock.

(g) Refinancing. The Company shall (i) consummate the redemption of the Existing Notes on or before November 30, 2005 on the terms set forth in, and subject to the conditions of, the Commitment Letter, and (ii) obtain any and all consents required to effect the Financing. Prior to the consummation of the Financing, the Company will not incur any Indebtedness or grant any Lien that would prevent the Company from, or limit the ability of the Company to (x) consummate the Financing on the terms contemplated by the Commitment Letter without obtaining consent under the Unsecured Indenture, or (y) secure the obligations of the Company and the other obligors under the Financing with a perfected, first priority security interest on the collateral contemplated by the Commitment Letter.

(h) Other Common Stock; Qualified IPO. (A) The Company agrees that it will take all necessary action to ensure that, prior to the occurrence of any Qualified IPO, each share of Other Common Stock shall be converted into one share of Voting Common Stock (or, in connection with a recapitalization pursuant to subclause (B) below, into such number of shares of Voting Common Stock as each share of Voting Common Stock outstanding immediately prior to such recapitalization is converted into in connection with such recapitalization), and (B) the Company agrees that it shall not combine, subdivide, declare payable-in-kind dividends on or otherwise modify the rights (other than voting rights) applicable to any class of its Common Stock unless it shall proportionately combine, subdivide, declare payable-in-kind dividends on, or otherwise modify the rights (other than voting rights) of, each other class of its Common Stock.

6. Expenses.

(a) Transaction Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of negotiation, preparation and execution of the Operative Documents and any consents, amendments, waivers or other modifications thereto (whether or not any such amendments, waivers or consents become effective); (ii) all the costs of furnishing all opinions by counsel for the Company and its Subsidiaries (including any opinions requested by the Purchasers as to any legal matters arising hereunder) and of the Company and each Subsidiary’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Operative Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to the Purchasers (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Operative Documents and any consents, amendments, waivers or other modifications thereto (whether or not any such amendment, waiver or consents become effective) and any other documents or matters requested by the Company or any Subsidiary; (iv) search fees; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Purchasers or any of their counsel) of obtaining and reviewing any environmental audits or reports provided for under Section 7(dd); (vi) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by the Purchasers in enforcing any Obligations of or in collecting any payments due from the Company or any Subsidiary hereunder or under the other Operative Documents (including in connection with any refinancing or restructuring of the financing arrangements provided under this Agreement and the other Operative Documents in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; and (vii) all costs and expenses, in an amount not to exceed $20,000 per calendar year, incurred by the

Purchasers in obtaining periodic appraisals and market valuations of the Securities from time to time as required or otherwise desirable (as determined by the applicable Purchaser in its sole discretion) pursuant to any Contractual Obligation of a Purchaser. The Company will pay, and will save each Purchaser harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by a Purchaser). Notwithstanding the foregoing, the Company shall receive a credit toward the Purchasers’ expenses on account of the deposit previously remitted to Tennenbaum Capital Partners, LLC prior to the date hereof.

(b) Survival. The obligations of the Company under this Section 6 will survive the payment or transfer of any Security, the enforcement, amendment or waiver of any provision of this Agreement, the Securities or any other Operative Document, and the termination of this Agreement.

7. Conditions of the Purchasers’ Obligations. The obligation of the each of the Purchasers to purchase and pay for the Securities shall, in its sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties; Performance; No Default. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date; the Company shall have performed all covenants and agreements and satisfied all of the conditions on their part to be performed or satisfied under this Agreement at or prior to the Closing Date; and immediately prior to and after giving effect to the issue and sale of the Securities (and the application of the proceeds thereof in accordance with Sections 1(e) and 5(a)), no default or event of default under any Operative Document shall have occurred and be continuing.

(b) No Injunction. The sale of the Securities by the Company hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

(c) No Undisclosed Liabilities. Subsequent to December 31, 2004, except in each case as set forth on Schedule 2(ee) hereto, the Company and its Consolidated Subsidiaries shall not have incurred any liabilities or obligations, direct or contingent (other than in the ordinary course of business), that are material to the Company and its Consolidated Subsidiaries taken as a whole or entered into any transactions not in the ordinary course of business that are material to the business, assets, condition (financial or other), results of operations or prospects of the Company and its Consolidated Subsidiaries taken as a whole.

(d) Ratings. Subsequent to the date of this Agreement and prior to the Closing Date, there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act.

(e) Officers’ Certificate. The Purchasers shall have received on the Closing Date a certificate of the Company dated the Closing Date and signed by its chief executive officer and by its chief financial officer, to the effect set forth in clauses (a), (b), (c) and (d) above.

(f) [Intentionally Omitted]

(g) Due Diligence. Each Purchaser shall have satisfactorily (determined at such party’s sole discretion) completed its due diligence review of the Company and its Subsidiaries, including, without limitation, with respect to business, legal, accounting, environmental and tax matters.

(h) Documentation. The Purchasers shall have been furnished with such documents, letters, schedules, opinions, certificates, instruments and other information as they may reasonably request relating to the issuance and sale of the Securities and the business, corporate, legal and financial affairs of the Company and its Subsidiaries.

(i) Opinion of Company’s Counsel. Duane Morris LLP, counsel to the Company, shall have furnished to the Purchasers its written opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit C, which opinion shall include, without limitation, an opinion that the Financing does not and will not violate or conflict with the provisions of the Unsecured Indenture.

(j) Commitment Letter. The Company shall have duly executed and delivered the Commitment Letter and the Purchasers shall have received an executed copy thereof, duly executed by the Company.

(k) [Intentionally Omitted]

(l) [Intentionally Omitted]

(m) Material Adverse Effect. Except as disclosed in the interim financial statements of the Company for 2005 previously delivered to the Purchasers, no event, claim or circumstance shall have occurred since December 31, 2004 that has had or could reasonably be expected to have a Material Adverse Effect.

(n) Investor Rights Agreements. The Company shall have duly executed and delivered the Investor Rights Agreement and the Purchasers shall have received an executed copy thereof, duly executed by the Company.

(o) Redemption Notice. The Company shall have delivered the Redemption Notice (as defined in, on the terms contemplated by, and in accordance with, the Commitment Letter) to the trustee under the Indenture in accordance with the provisions of Article Eleven of the Indenture and shall have delivered to the holders, the trustee and the collateral agent under the Indenture all such other orders, certificates and other documents as the Company is required to deliver in order to call all of the outstanding Existing Notes for redemption pursuant to Article Eleven of the Indenture.

(p) Board Approval. The board of directors of the Company shall have approved the redemption of the Existing Notes and the Financing and such approval shall not have been subsequently withdrawn.

(q) Fees and Expenses. The Company shall have paid all costs, fees and expenses (including, without limitation, legal fees and expenses) payable by the Company pursuant to Section 6 hereof.

(r) [Intentionally Omitted]

(s) [Intentionally Omitted]

(t) [Intentionally Omitted]

(u) [Intentionally Omitted]

(v) [Intentionally Omitted]

(w) Lien Searches. The Purchasers shall have received copies of Uniform Commercial Code financing statements and fixture filings search results, dated a date reasonably satisfactory to the Purchasers, listing all effective financing statements and fixture filings which name the Company or any Primary Domestic Subsidiary (under its present name or any previous names or under any trade names or assumed names) as the debtor, together with copies of such financing statements and fixture filings.

(x) [Intentionally Omitted]

(y) [Intentionally Omitted]

(z) [Intentionally Omitted]

(aa) [Intentionally Omitted]

(bb) No Adverse U.S. Legislation, Action or Decision, Etc. No legislation shall have been enacted by either house of Congress or favorably reported by any committee thereof, no other action shall have been taken by any Governmental Authority, whether by order, regulation, rule, ruling or otherwise, and no decision shall have been rendered by any court of competent jurisdiction, which would materially and adversely affect the Company or any of its Subsidiaries or the Securities being purchased by the Purchasers hereunder.

(cc) Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Applicable Law, necessary or desirable in connection with the execution, delivery or performance by the Company and its Consolidated Subsidiaries, or enforcement against the Company of the Operative Documents including, without limitation, all federal, state and local regulatory filings, consents and approvals necessary or desirable in connection therewith, shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof (including, with respect to all federal, state and local regulatory filings, consents and approvals, opinions in form and substance satisfactory to the Purchasers, dated as of the Closing Date, from outside counsel for the Company reasonably satisfactory to the Purchasers covering the foregoing), and all waiting periods related thereto shall have lapsed or expired without extension or the imposition of any conditions or restrictions. The required lenders under the Amended Credit Agreement shall have consented in writing to the redemption of the Existing Notes and the Financing, and such consent shall be in form and substance satisfactory to the Purchasers.

(dd) Environmental Site Assessments. With respect to the real property of certain of the Company’s Subsidiaries located in Phoenix, Arizona, the Purchasers shall have received environmental assessment reports dated not more than 30 days prior to the Closing Date with respect to such real property from an environmental consultant reasonably acceptable to the Purchasers covering such matters as the Purchasers deem necessary in their sole discretion and in form and substance reasonably satisfactory to the Purchasers.

(ee) [Intentionally Omitted]

(ff) Securities. The Company shall have executed and delivered the Warrants and the Series A Preferred Stock, each in form and substance reasonably satisfactory to the Purchasers, and the issuance of such Warrants and Series A Preferred Stock shall not have triggered any preemptive rights of holders of the Company’s outstanding securities, or such rights shall have been waived to the satisfaction of the Purchasers.

(gg) Secretary’s Certificates; Good Standing. The Purchasers shall have received the following from or with respect to the Company:

(i) A certificate, dated the Closing Date and signed by the secretary or similar officer of the Company certifying (x) that the attached copies of the Organizational Documents of the Company and resolutions of the Governing Body of the Company approving and authorizing the execution, delivery and performance of the Operative Documents and the transactions contemplated hereby and thereby are all true, complete and correct and remain unamended and in full force and effect as of the Closing Date, and (y) the incumbency and specimen signature of each officer of the Company executing any Operative Documents on the Closing Date or any other document delivered in connection herewith and therewith on behalf of the Company;

(ii) A copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which the Company is organized, dated reasonably near the Closing Date, listing the Organizational Documents of the Company and each amendment thereto on file in such office and certifying that (i) such amendments are the only amendments to the Company’s Organizational Documents on file in such office, (ii) the Company has paid all franchise taxes due and payable on or prior to the date of such certificate and (iii) the Company is duly organized and in good standing under the laws of such jurisdiction; and

(iii) A copy of a certificate of the Secretary of State or other applicable Governmental Authority of each jurisdiction in which the Company is required to be qualified as a foreign entity, dated reasonably near the Closing Date, stating that the Company is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate.

(hh) [Intentionally omitted].

(ii) [Intentionally omitted].

(jj) Employment Agreement. The Company shall have entered into a new employment agreement with Michael T. Kennedy in form and substance reasonably satisfactory to the Purchasers.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Purchasers.

8. Indemnification and Contribution.

(a) The Company will jointly and severally indemnify and hold harmless each Purchaser, each person who controls a Purchaser within the meaning of the Act or the Exchange Act and each of such Person’s Subsidiaries and each of their respective directors, officers, employees, principals, members, agents, advisors and partners (any and all of whom are referred to as the “Indemnified Party”) from and against any and all losses, claims, damages, and liabilities, whether joint or several (including all legal fees or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any pending or threatened third party claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject, under any Applicable Law or otherwise, whenever arising or occurring and caused by or arising out of, or allegedly caused by or arising out of, (i) this Agreement, any other Operative Document or any transaction contemplated hereby or thereby (including, without limitation, any failure to purchase the Securities other than by reason of a breach of this Agreement by the Indemnified Party), (ii) any enforcement of any of the Operative Documents, or (iii) any Environmental Law, Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiaries or any of their respective predecessors and Affiliates; provided, however, that the Company shall have no obligation to indemnify an Indemnified Party from or against any loss, claim, damage, liability or expense to the extent that the same resulted from the gross negligence or willful misconduct of such Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable decision.

(b) Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify the Company of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 8 with respect to such Indemnified Party, except to the extent that the Company is actually prejudiced by such failure. The Company will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and the Company will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of the Company, to employ counsel separate from counsel for the Company and for any other party in such action if the Indemnified Party reasonably determines upon advice of counsel that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable.

(c) THE INDEMNIFICATION PROVISIONS IN THIS SECTION 8 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

(d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an Indemnified Party under Section 8(a) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then the Company shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability, or action in respect thereof:

(i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the purchase and sale of the Securities, or

(ii) if the allocation provided by clause 8(d)(i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i), but also the relative fault of the Company on the one hand and the Purchasers on the other with respect to the acts or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Purchasers on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the sale of the Securities purchased under this Agreement (before deducting expenses) received by the Company, on the one hand, and the [        ]% discount received by the Purchasers with respect to the Securities purchased under this Agreement, on the other hand, bear to $25,000,000. The relative fault shall be determined by reference to the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such act or omission. The Company and the Purchasers agree that it would not be just and equitable if the amount of contributions pursuant to this Section 8(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein.

9. Definitions. As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Act” shall mean the Securities Act of 1933, as amended.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” shall mean this Purchase Agreement.

“Amended Credit Agreement” shall have the meaning given thereto in Section 1(e) hereof.

“Applicable Law” means all laws, rules and regulations applicable to a Person, its Property or a transaction, as the case may be, including all applicable common law principles and all provisions of all applicable United States federal, state, local and foreign constitutions, treatises, codes, statutes, rules, regulations, orders and ordinances of any Governmental Authority; and writs, orders, judgments, injunctions and decrees of all courts and arbitrators.

“Capital Stock” means the capital stock or other equity interests of a Person.

“Closing Date” shall have the meaning given thereto in Section 4(b) hereof.

“Collateral” shall have the meaning given thereto in Section 1(c) hereof.

“Commission” means the United States Securities and Exchange Commission

“Commitment Fee” shall have the meaning given thereto in Section 4(d) hereof.

“Commitment Letter” shall mean that certain commitment letter, dated as of October 25, 2005, by and between the Company and Tennenbaum Capital Partners, LLC, including the Summary of Terms attached thereto.

“Common Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, other than Preferred Stock of such Person, whether outstanding on the date of this Agreement or issued thereafter, including without limitation, all series and classes of such common stock.

“Company” shall have the meaning given thereto in the first paragraph of this Agreement.

“Consolidated Subsidiaries” shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any acceptance, letter of credit or surety bond or similar facility issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under hedge agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its Properties is bound or to which it or any of its Properties is subject.

“Conversion Shares” shall mean those shares of the Company’s Common Stock issuable upon conversion of the Series A Preferred Stock.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of public health and safety, natural resources or the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period for which such Person could be liable under the Internal Revenue Code or ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Notes” shall mean the Securities issued pursuant to the Indenture.

“FCPA” shall have the meaning given thereto in Section 2(ff) hereof.

“Financing” shall have the meaning given thereto in the Commitment Letter.

“Foreign Plan” means any employee benefit plan maintained by the Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States of America, any state thereof or any other political subdivision thereof.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governing Body” shall mean the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, arrangement for disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, petroleum products and byproducts, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, arrangement for or permitting disposal, disposition or handling of any Hazardous Materials, or any corrective action or response action with respect to any of the foregoing.

“Indebtedness” with respect to any Person means, at any time, without duplication, (i) all liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock, (ii) all liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (iii) all synthetic lease obligations and all liabilities appearing on its balance sheet in accordance with GAAP in respect of capital leases, (iv) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and (v) all liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money). Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (i) through (v) of the foregoing sentence to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is, by its terms, non-recourse to the assets of such Person other than as a result of customary exclusions.

“Indemnified Party” shall have the meaning given thereto in Section 8(a) hereof.

“Indenture” shall mean that certain Indenture, dated as of April 27, 2004, by and among the Company, the Guarantors party thereto and Wachovia Bank, National Association as Trustee and Collateral Agent, governing the Company’s Senior Secured Floating Rate Notes due 2009.

“Intellectual Property” shall have the meaning given thereto in Section 2(y) hereof.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Investment Company Act” shall have the meaning given thereto in Section 2(kk) hereof.

“Investor Rights Agreement” shall have the meaning given thereto in Section 1(b) hereof.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement, capital lease or synthetic lease, upon or with respect to any Property of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements) or other preferential arrangement having the practical effect of any of the foregoing.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” shall have the meaning given thereto in Section 2(c) hereof.

“Material Licenses” shall have the meaning given thereto in Section 2(q) hereof.

“Milbank” shall have the meaning given thereto in Section 4(b) hereof.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Obligations” means all obligations of every nature of the Company from time to time owed to the Purchasers under the Operative Documents, whether for liquidation preference, fees, expenses, indemnification or otherwise.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of vice presidential designation), and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company.

“Operative Documents” shall have the meaning given thereto in Section 1(f) hereof.

“Organizational Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

“Other Common Stock” shall mean the Company’s outstanding Nonvoting Common Stock, par value $0.10 per share and Class B Nonvoting Common Stock, par value $0.01 per share.

“PATRIOT Act” shall have the meaning given thereto in Section 2(ff) hereof.

“Permitted Liens” shall mean Liens permitted under Section 1012 of the Indenture as in effect on the date hereof.

“Perseco Agreements” shall mean (i) that certain letter agreement, dated as of September 28, 2005, by and among Perseco and WinCup Holdings, Inc., (ii) that certain letter agreement, dated as of July 6, 2004, by and among Perseco and WinCup Holdings, Inc., and (iii) that certain Business Relationship Agreement, dated as of September 25, 2003, by and among Perseco and WinCup Holdings, Inc.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Preferred Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference equity, whether outstanding on the date of this Agreement or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Primary Domestic Subsidiaries” means: Radnor Chemical Corporation, Radnor Delaware II, Inc., Radnor Management Delaware, Inc., Radnor Management, Inc., StyroChem Delaware, Inc., StyroChem Europe Delaware, Inc., StyroChem U.S., Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup Europe Delaware, Inc., WinCup GP, L.L.C., WinCup LP, L.L.C., WinCup Texas, Ltd. and WinCup Holdings, Inc.

“Projections” shall have the meaning given thereto in Section 2(s) hereof.

“Property” or “Properties” means, unless otherwise specifically limited, real, personal or mixed assets or property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” shall have the meaning given thereto in the first paragraph of this Agreement.

“Qualified IPO” means the initial firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Act, which results in aggregate proceeds to the Company of at least $50.0 million (before deducting underwriting discounts and commissions and offering expenses).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Rules and Regulations” shall have the meaning given thereto in Section 2(e) hereof.

“SEC Reports” shall have the meaning given thereto in Section 2(b) hereof.

“Securities” shall have the meaning given thereto in Section 1(a) hereof.

“Securities Purchase Price” shall have the meaning given thereto in Section 4(a) hereof.

“Series A Certificate of Designation” shall mean the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Radnor Holdings Corporation in substantially the form attached hereto as Exhibit D.

“Series A Preferred Stock” shall mean the shares of Preferred Stock of the Company designated as the Series A Convertible Preferred Stock and issued pursuant to the Series A Certificate of Designation.

“Solvent” has the meaning given thereto in Section 2(ii) hereof.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Terrorism Order” shall have the meaning given thereto in Section 2(ff) hereof.

“Trustee” shall have the meaning given thereto in Section 1(b) hereof.

“2004 10-K” shall have the meaning given thereto in Section 2(b) hereof.

“Unsecured Indenture” shall mean that certain Indenture, dated as of March 11, 2003, by and among the Company, the Guarantors party thereto and Wachovia Bank, National Association as Trustee, governing the Company’s 11% Senior Notes due 2010.

“Voting Common Stock” shall mean the Company’s Voting Common Stock, par value $0.10 per share.

“Warrants” shall have the meaning given thereto in Section 1(a) hereof.

“Warrant Shares” shall have the meaning given thereto in Section 1(a) hereof.

10. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company, its officers and the Purchasers set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, any of its officers or directors, the Purchasers or any controlling person referred to in Section 8 hereof and (ii) delivery of and payment for the Securities. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 8, 10 and 15 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

11. Termination. The obligations of the Purchasers hereunder may be terminated by the Purchasers by notice given to and received by the Company prior to delivery of and payment for the Securities if, prior to that time, any of the events described in Sections 7(d) or 7(m) shall have occurred or if the Purchasers shall decline to purchase the Securities for any reason permitted under this Agreement.

12. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to the Purchasers, shall be delivered or sent by mail, or facsimile transmission c/o Tennenbaum Capital Partners, LLC, 2951 28th Street, Suite 1000, Santa Monica, CA 90405, Attention: General Counsel (Fax: (310) 566-1010), with a copy to Milbank, Tweed, Hadley & McCloy LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306, Attention: Melainie Mansfield (Fax: (650) 739-7100); and

(b) if to the Company, shall be delivered or sent by mail, or facsimile transmission to Radnor Holdings Corporation, Radnor Financial Center, Suite 300, 150 Radnor Chester Road, Radnor, Pennsylvania 19087, Attention: Michael T. Kennedy (Fax: (610) 995-2697), with a copy to Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania 19103-4196, Attention: Thomas G. Spencer (Fax: (215) 979-1020).

13. Successors. This Agreement shall inure to the benefit of and be binding upon the Purchasers, the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that the indemnities of the Company contained in Section 8 hereof shall also be for the benefit of any person or persons who control any Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act.

14. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW.

15. Submission to Jurisdiction. The Company and the Purchasers hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company and the Purchasers.

Very truly yours,

RADNOR HOLDINGS CORPORATION

By:	/s/ Michael T. Kennedy
Name: Michael T. Kennedy
Title: President and CEO

[Signature Page to Purchase Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

SPECIAL VALUE EXPANSION FUND, LLC

By:	/s/ David Hollander
	Name:	David Hollander
	Title:	Authorized Signatory

Address:	2951 28th Street Suite 1000 Santa Monica, CA 90405
Attention:	General Counsel
Fax:	(310) 566-1010

SPECIAL VALUE OPPORTUNITIES FUND, LLC

By:	/s/ David Hollander
	Name:	David Hollander
	Title:	Authorized Signatory

Address:	2951 28th Street Suite 1000 Santa Monica, CA 90405
Attention:	General Counsel
Fax:	(310) 566-1010

[Signature Page to Purchase Agreement]

ANNEX A

	Series A Preferred Stock		Warrants –Initial Share Amounts
Purchaser	Shares	Initial Liquidation Preference	Voting Common Stock, par value $0.10 per share	Nonvoting Common Stock, par value $0.10 per share
Special Value Expansion Fund, LLC	371	$7,420,000	16	166
Special Value Opportunities Fund, LLC	879	$17,580,000	37	393
Total:	1,250	$25,000,000	53	559

[EXHIBITS OMITTED]